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FOR IMMEDIATE RELEASE

Contact:       Judith R. Brackley
               Director of Corporate Communications
               (617) 357-4455 ext. 208
               e-mail: judith_brackley@ironmountain.com


           Iron Mountain Announces Completion of FileSafe Acquisition

           Also Announces Acquisition of Allegiance Business Archives
                      and Records Management Systems, Inc.

Boston, MA -- (October 7, 1997) -- Iron Mountain Incorporated (NASDAQ:IMTN) announced today the completion of the previously announced acquisition of Records Retention/FileSafe, L.P. ("FileSafe"). FileSafe is a major regional provider of records storage and management services in the San Francisco Bay Area with an additional operation in Los Angeles. Total consideration was approximately $45 million cash and assumed liabilities for assets, including real estate valued at approximately $8 million. The acquisition of FileSafe effectively doubles the size of Iron Mountain's operations in the San Francisco Bay Area.

Iron Mountain Chairman and Chief Executive Officer C. Richard Reese commented on the close: "We are very enthusiastic about acquiring FileSafe as it affords excellent operating synergies with our existing operations in our Northwest Region. We welcome FileSafe's employees and customers to the Iron Mountain family."


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Separately, Iron Mountain announced today that it has acquired Allegiance
Business Archives, Ltd. and Records Management Services, Inc. (RMS). Allegiance operates two records centers serving the Metropolitan New York market, and RMS operates three records centers serving Syracuse, New York, which is a new market for Iron Mountain. Iron Mountain paid approximately $14 million for the two companies.

Iron Mountain operates in 43 markets nationwide, providing business records storage and management services, medical records services, data protection services for electronic records, vital records protection and records management consulting services. The Company stores and manages billions of paper documents and electronic records for more than 41,000 customers, including more than half of the Fortune 500 companies.


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